Exhibit 2.1

FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT (this “First Amendment”) is made and entered into this 19th day of September, 2005, by and among CAIS Acquisition II, LLC, a Delaware limited liability company (“Buyer”), InPhonic, Inc., a Delaware corporation, and parent company of Buyer (“InPhonic”), RR Holding, Inc., a Virginia corporation formerly known as VMC Satellite, Inc. (“VMC”) and Mr. Rick Rahim, the sole stockholder of Seller (the “Selling Stockholder” and collectively, with VMC, referred to herein as the “Seller”). For purposes of this First Amendment, VMC, the Selling Stockholder and Buyer are sometimes each referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

A.	Buyer, VMC, the Selling Stockholder and InPhonic, Inc., a Delaware corporation, and parent company of Buyer entered into that certain Asset Purchase Agreement dated April 26, 2005 (the “Agreement”) that provided for Buyer’s acquisition of Seller’s rights, title and interest to the Acquired Assets, free and clear of all liens, charges and encumbrances of any kind on the Closing Date.

B.	The Parties now desire to amend certain terms and conditions of the Agreement to specify the delivery date of the First Tranche of Stock Consideration to VMC, to place a limit on the number of shares of Stock Consideration and the form of consideration that may be delivered to Seller on the Distribution Date as more particularly provided in this First Amendment.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in the Agreement and in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Agreement.

2. Revised Consideration. The Parties desire to revise the date the First Tranche of Stock Consideration is to be received by Seller, the form of consideration that Seller is to receive from Buyer on the Distribution Date and the amount of Stock Consideration to be received by Seller from Buyer by amending Sections 2.5(a)(ii), 2.5(a)(iii) and 2.5(b) of the Agreement. To effect the revisions, the Parties have agreed as follows:

2.1 Delete Section 2.5(a)(ii) in its entirety and replace with the following text:

“(ii), subject to Section 2.5(b), 257,215 shares of InPhonic Common Stock having a value of Four Million One Hundred Thousand Dollars ($4,100,000.00) (“First Tranche of Stock Consideration”) (which number of shares was obtained by dividing (a) $4,100,000.00 by (b) $15.94;”

2.2 Delete Section 2.5(a)(iii) in its entirety and replace with the following text:

“(iii) the number of shares of InPhonic Common Stock equal to Three Million Dollars ($3,000,000.00) (which number of shares will be calculated by dividing (a) $3,000,000.00 by (b) the closing market price for InPhonic’s Common Stock on the NASDAQ Stock Market (excluding after-hours trading) on the Distribution Date), provided however, the number of shares of InPhonic Common Stock issuable pursuant to this Section 2.5(a)(iii) shall not exceed 9.0% of the 33,065,531 shares of InPhonic Common Stock outstanding on April 26, 2005 and InPhonic would satisfy any shortfall between (i) $3,000,000 and (ii) the value of the InPhonic Common Stock issued on the Distribution Date (as calculated above), by payment in cash (“Second Tranche of Stock Consideration”);”

2.3 Delete the first paragraph of Section 2.5(b) in its entirety and replace with the following text:

“(b) On the Closing Date, Buyer delivered to VMC the Cash Consideration and the portion of the Purchase Price reflected in Sections 2.5(a)(v) and 2.5(a)(vi) by wire transfer of immediately available funds. Buyer shall have delivered the First Tranche of Stock Consideration in certificate form in the name of VMC on or before September 30, 2005 (the “Delivery Date”) as follows: (i) Buyer shall deliver stock certificates to VMC for an aggregate total number of 225,847 shares of InPhonic Common Stock; and (ii) stock certificates for an aggregate total number of 31,368 shares of InPhonic Common Stock (having an aggregate value of Five Hundred Thousand Dollars ($500,000) as calculated under Section 2.5(a)(ii) above (the “Escrowed Stock”), shall be delivered by Buyer to the Escrow Agent to be held in accordance with the terms of the Amended and Restated Escrow Agreement by and among VMC, Buyer and the Escrow Agent substantially in the form attached hereto as Exhibit F-1, (the “Escrow Agreement”). Buyer shall deliver to VMC the Second Tranche of Stock Consideration within the five (5) day period following the Distribution Date.”

2.4 Notwithstanding any other term of the Agreement, as amended, or any other agreement between InPhonic or Buyer and Seller and/or the former employees of Seller, it is expressly understood and agreed that in the event that any agreement between InPhonic or Buyer and Seller and/or such employees is interpreted to be in violation of applicable Nasdaq requirements due to the number of shares of InPhonic Common Stock issuable thereunder, InPhonic shall have the right to limit the number of shares issuable so as to be in compliance with such requirements, in which case InPhonic shall pay cash for any such shares not issued based upon the value of such shares as of the date such shares were to be distributed. For the purposes of this Section 2.4, the value of each share shall be equal to the close price as reported on Nasdaq for the applicable date.

2.5 Insert the following text between the first and second sentences of Section 2.6(c):

“The Monthly EBITDA Statement shall be delivered to Seller in the calendar month following the month described therein.”

3. Amended and Restated Escrow Agreement. Buyer and Seller agree to enter into on the date hereof the Amended and Restated the Escrow Agreement attached hereto as Appendix 1 which, upon execution by Seller, Buyer and the Escrow Agent, shall replace in its entirety the Escrow Agreement entered into on April 26, 2005, by and among, Buyer, Seller and the Escrow Agent. The Amended and Restated Escrow Agreement is incorporated as Exhibit F-1 to the Agreement.

4. Representation and Warranty. Seller reaffirms that the representation and warranty set forth under Section 3.30 is true and correct as of the date of this First Amendment.

5. Entire Agreement and Waiver. The Agreement, as amended by the First Amendment, the Schedules, the Exhibits, the Ancillary Agreements, the documents and instruments and other agreements among the Parties referred to in the Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter of the Agreement. Seller and the Selling Stockholder each forever waive any and all claims, causes of action or breaches of any nature or kind that either VMC or the Selling Stockholder may have against Buyer and/or InPhonic or any of its or their officers, directors, shareholders, subsidiaries or affiliates that in any way involve, arise from or relate to the amount or timing of the delivery of the First Tranche of Stock Consideration delivered by Buyer to Seller pursuant the terms and conditions of the Agreement (determined without regard to this First Amendment) ..

6. Conflict of Terms. In the event of a conflict or inconsistency between the terms, covenants, conditions and provisions of the Agreement and those of this First Amendment, the terms, covenants, conditions and provisions of this First Amendment shall control and govern the rights and obligations of the Parties.

7. Ratification. Except to the extent amended hereby or inconsistent herewith, all of the terms, covenants, conditions and provisions of the Agreement shall remain in full force and effect, and the Parties hereby acknowledge and confirm that the same are in full force and effect. InPhonic executes this First Amendment to reaffirm its obligations under the Agreement, as the same may be amended by this First Amendment.

8. Execution. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This First Amendment may be executed by facsimile signatures.

[Signatures begin on following page]

IN WITNESS WHEREOF, in accordance with Section 8.8 of the Agreement, the Parties hereto have executed this First Amendment to be effective as of the date and year first written above.

CAIS ACQUISITION II, LLC

By:	INPHONIC, INC.
Its:	Sole Member

By:	/s/ Lawrence S. Winkler
Name:	Lawrence S. Winkler
Its:	Chief Financial Officer

INPHONIC, INC.

By:	/s/ Lawrence S. Winkler
Name:	Lawrence S. Winkler
Its:	Chief Financial Officer

RR HOLDING, INC.
Formerly known as VMC Satellite, Inc.

By:	/s/ Rick Rahim
Name:	Rick Rahim
Title:	Chief Executive Officer

SELLING STOCKHOLDER

RICK RAHIM

/s/ Rick Rahim